Exhibit 10.1

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (the “Agreement”), is made and entered into as of December 5, 2018 (the “Effective Date”), by and between IRC ELSTON PLAZA, L.L.C., a Delaware limited liability company (“Seller”) and RREEF AMERICA L.L.C., a Delaware limited liability company (“Buyer”).
In consideration of the mutual covenants and undertakings hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
1.    Sale of Property. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and acquire from Seller, (i) the land located at 3500 – 3750 N. Elston Avenue, Chicago, Illinois, known as Elston Plaza (the “Shopping Center”), legally described on Exhibit A attached hereto and made a part hereof (the “Land”), with all improvements thereon including two (2) retail buildings containing a total of approximately 92,806 square feet (the “Improvements”), together with all rights, privileges, easements and appurtenances thereto, including any and all mineral rights, development rights, air rights, and the like and all right, title and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land, (ii) together with an assignment of Seller’s interest as lessor in the leases (the “Leases”) with the tenants in possession in the Shopping Center (the “Tenants”) described on the rent roll delivered to Buyer in connection with this Agreement and all amendments and modifications thereto and the benefit of any guaranties thereof and all unapplied security deposits and unapplied prepaid rent, if any thereunder, (iii) together with all right, title and interest of Seller in and to all tangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Shopping Center, if any, including, without limitation, the equipment, machinery, furniture, furnishings and supplies, but excluding any items of personal property owned by tenants at or on the Land and further excluding any items of personal property owned by third parties and leased to Seller (the “Personal Property”), warranties relating to the Shopping Center, Service Contracts (as hereinafter defined) which are being assumed by Buyer, governmental permits and licenses relating to the operation of the Property, if any (to the extent assignable and at Buyer’s sole cost and expense), and all easements, rights and privileges appurtenant thereto (collectively, the “Property”).
2.    Purchase Price. The purchase price to be paid by Buyer to Seller for the Property (“Purchase Price”) shall be the sum of Twenty Eight Million Three Hundred Fifty Thousand and 00/100 Dollars ($28,350,000.00), payable as follows:

a)
$500,000.00    in the form of a letter of credit from a creditworthy bank or other financial institution selected by Buyer (“Buyer’s Letter of Credit”) in the form attached hereto as Exhibit E, to secure Buyer’s performance hereunder to be deposited by Buyer with Chicago Title Insurance Company, Katie Van Zuidam, Escrowee, 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603 (the “Title Company” and “Escrowee”) within

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two (2) business days of the Effective Date of this Agreement. The Seller shall be the beneficiary of Buyer’s Letter of Credit.

b)
$1,000,000.00    in cash, as earnest money (the “Earnest Money”) to be deposited by Buyer into an interest-bearing account with Title Company within one (1) business day of the expiration of the Due Diligence Period (as defined herein) provided this Agreement remains in effect. Upon Buyer’s deposit of the Earnest Money, Buyer’s Letter of Credit shall be returned promptly to Buyer.

c)
$27,350,000.00    in cash into an account designated by Seller (through a New York style closing escrow to be established at the Title Company) no later than the date that is the later of (i) five (5) days after the Seller’s delivery of the estoppel letters required pursuant to Section 8(k) or (ii) December 20, 2018 (the “Closing Date”), plus or minus prorations pursuant to this Agreement.

The Buyer’s Letter of Credit and Earnest Money shall be held pursuant to and in accordance with the Earnest Money Escrow Instructions in the form attached hereto as Exhibit I, which shall be executed by Buyer and Seller concurrently with the execution of this Agreement, and by Escrowee upon receipt of the Buyer’s Letter of Credit. Upon the expiration or earlier waiver of the Due Diligence Period, the Earnest Money shall become nonrefundable to Buyer, unless Buyer has terminated this Agreement in writing prior to the expiration of the Due Diligence Period or a condition of Buyer’s obligation to close expressly enumerated herein is not satisfied as of the Closing Date pursuant to Sections 4, 5, 7, 8 or 14(a) of this Agreement. On the Closing Date, if the sale closes, the Earnest Money shall be paid to Seller as part payment of the Purchase Price. On the Closing Date, if the sale does not close, the Earnest Money shall be disbursed by the Title Company in the manner provided for elsewhere herein.
3.    Conditions. Buyer’s obligation to close upon the acquisition of the Property pursuant to the terms of this Agreement is subject to the following conditions, to be met or waived by Buyer on or before 6:00 p.m., Chicago, Illinois local time, on December 10, 2018 (the “Due Diligence Period”):

a)
Buyer’s review and approval of the following items, which will be delivered to Buyer if in Seller’s possession and reasonable control as soon as reasonably practicable after the Effective Date: (i) operating records for the Property for the current year-to-date and for the preceding two (2) years; (ii) maintenance, service, and all other contracts affecting the Property; (iii) copies of all plans relating to the Property which are in the possession of Seller; (iv) the Leases; and (v) if in Seller’s possession and reasonable control, copies of the documents and information relating to Seller, the Property and the Tenants listed on Exhibit D, (the “Due Diligence Documents”) attached hereto and made a part hereof (to be delivered to Buyer, if in Seller’s possession and reasonable control, no later than two (2) business days after the

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Effective Date). Notwithstanding the foregoing, Buyer shall assume Seller’s contract or contracts with Specialty Alarm Engineering Inc. If Seller fails to deliver any of the foregoing within two (2) business days after the Effective Date, the Due Diligence Period shall be extended on a day-for-day basis until the last of such items are delivered to Buyer.

b)
Buyer’s approval of its inspection of the Property (including but not limited to its physical condition). Commencing on the Effective Date through the Closing Date, Buyer shall have access to the Property during business hours, subject to the Tenants’ rights and terms hereof, upon reasonable advance notice to Seller to conduct an appraisal, survey/survey update, Phase I environmental assessment and other tests and examinations it deems appropriate, all at Buyer’s sole cost and expense. Notwithstanding the foregoing, any intrusive testing or borings shall require prior written consent of Seller in its sole and absolute discretion. Notwithstanding anything herein to the contrary, Buyer and each of Buyer’s contractors, subcontractors, agents and any party entering on the Property on behalf of Buyer, will maintain commercial general liability insurance with limits of at least $1,000,000 per occurrence and $2,000,000 in aggregate, and workers compensation insurance with limits at statutory minimums for the state where the Property is located and will provide certificates of insurance evidencing the same to Seller upon request, and Buyer hereby agrees to indemnify, defend and hold Seller, Tenants and the Property harmless from and against any and all claims, costs, liens, causes of action and liabilities, including court costs and reasonable attorneys’ fees, incurred in connection with any diligence activity undertaken by Buyer, or any of its contractors, subcontractors, employees or other agents; provided, however, that Buyer shall not indemnify Seller for any costs and liabilities resulting from the mere discovery of pre-existing conditions at the Property or those caused by Seller, Seller’s affiliates, employees, agents, representatives or third parties other than Buyer or Buyer’s agents, employees, contractors or representatives. The provisions of this Section shall survive the termination of this Agreement.

c)
Buyer’s approval of a Phase I environmental report obtained by Buyer at Buyer’s expense. Seller shall provide Buyer with a copy of any environmental report pertaining to the Property in Seller’s possession; provided, however, any such environmental report would be delivered by Seller to Buyer as an accommodation to Buyer without any representation or warranty by Seller in regard to such environmental report whatsoever.

d)
Seller agrees to make reasonable arrangements for Buyer to interview the Tenants during the Due Diligence Period, and Buyer agrees to permit Seller to respond to any Tenant inquiry regarding the purpose of such interviews. Seller may be present, in its sole discretion, at any Tenant interview.

Buyer may notify Seller of its termination of this Agreement for any reason or for no reason, in Buyer’s sole discretion, in writing on or before the expiration of the Due Diligence Period, in which

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event the Buyer’s Letter of Credit (or any cash deposit substituted therefor) shall be returned to Buyer, and this Agreement shall be deemed to be null, void, terminated and of no further force or effect, except as herein to the contrary expressly provided. If such notice is not so given prior to expiration of the Due Diligence Period, these conditions shall be deemed waived, this Agreement shall remain in full force and effect, Buyer shall deposit the Earnest Money, and Seller and Buyer shall proceed to Closing in accordance with the Agreement. On or prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of those Service Contracts that Buyer elects to assume as of Closing and Seller shall be obligated to terminate any and all other Service Contracts as of the Closing at Seller’s sole cost and expense.
4.    Title. As soon as reasonably practicable after the Effective Date, Seller, at its sole cost and expense, shall obtain a current commitment (“Title Commitment”) for a 2006 ALTA Owner’s Policy of Title Insurance (“Title Policy”), in the amount of the Purchase Price, covering the Land and the Improvements, from the Title Company, together with a copy of each recorded document referred to in Schedule B of the Title Commitment and as provided by the Title Company. Buyer acknowledges that the Title Commitment will show that the Property is subject to (a) the standard printed exceptions which will appear in the Title Policy (provided however Seller shall deliver such affidavits and indemnities customarily required by the Title Company to delete the general exceptions from the Buyer’s final Title Policy); (b) real estate taxes and special assessments which are not yet delinquent; (c) the Leases; and (d) existing, recorded easements and restrictions (collectively called the “Existing Encumbrances”). As soon as reasonably practicable after the Effective Date, Seller shall cause to be delivered to Buyer and the Title Company a currently dated survey prepared to the ALTA standards described on Exhibit C, attached hereto and made a part hereof (the “Survey”). Buyer shall have seven (7) business days after receiving the last of the Survey and the Title Commitment (including copies of all underlying documents), to raise, by written notice to Seller, any objections to the exceptions reported in the Title Commitment or matter shown on the Survey that Buyer may have. Other than Mandatory Cure Items (as hereinafter defined), all objections not so raised shall be deemed waived, and Buyer agrees to take title to the Property subject to all encumbrances, restrictions, conditions, reservations, easements, encroachments and other matters (if any) described by the Survey and in the Title Commitment and not so objected to or which are otherwise hereafter approved by Buyer (collectively called “Permitted Encumbrances”). If Buyer so raises any such objections, Seller shall have the right, but not the obligation, to cure the same on or before the Closing Date; provided, however, that Seller shall not have any obligation to take any action or to incur any cost or expense in connection with the cure of any thereof except any (i) financing liens caused by Seller or its agents, (ii) tax liens relating to the Property, (iii) liens resulting solely from acts of Seller or its agents occurring on or after the Effective Date or (iv) other liens or encumbrances which secure other monetary obligations which in the aggregate do not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) (collectively, “Mandatory Cure Items”). Seller hereby obligates itself to remove at its sole cost and expense and in a manner reasonably satisfactory to Buyer all Mandatory Cure Items. If Seller is unable or unwilling to remove any Mandatory Cure Items, Buyer may discharge the same at Closing and deduct the cost to do so from the Purchase Price and Seller shall cooperate with Buyer in doing so. Within five (5) business days after Seller’s receipt of written notice of any objections by Buyer, Seller shall notify Buyer in writing whether Seller intends to attempt to cure such objections (“Seller’s Title Cure Notice”). If Seller does cure such objections on or before the Closing Date,

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Buyer shall purchase the Property in accordance with the provisions hereof. If Seller elects not to cure or fails to cure such objections that it has elected to cure on or before the Closing Date, Buyer may elect, by written notice to Seller delivered on or before the date that is five (5) business days after Buyer’s receipt of Seller’s Title Cure Notice, either (i) to purchase the Property notwithstanding such failure to cure, in accordance with the provisions hereof, and without any reduction in or abatement of the Purchase Price, subject to the matters objected to, and without any continuing obligation upon Seller to cure the same, or (ii) to terminate this Agreement as a result of such failure to cure, in which event Buyer’s Letter of Credit shall be returned to Buyer and all Earnest Money shall be paid to Buyer, with this Agreement being deemed null, void, and of no further force or effect, and such event shall not constitute a default by Seller. If Buyer fails to elect either option (i) or (ii) above, Buyer shall be deemed to have elected option (i). Notwithstanding anything herein to the contrary, the Leases and real estate taxes and special assessments that are not yet delinquent shall be deemed Permitted Encumbrances. Buyer shall also have the right to update the effective date of the Title Commitment prior to Closing, and object to any new title exceptions reflected in the updated title commitment, within three (3) business days of receiving such updated title commitment.
5.    Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

a)	This Agreement has been duly authorized, executed and delivered on behalf of Seller and is the valid and binding obligation of Seller.

b)	On the Closing Date, the Closing Documents (as hereinafter defined) will be duly authorized, executed and delivered on behalf of Seller and will be valid and binding obligations of Seller.

c)	The execution and delivery by Seller of this Agreement and the Closing Documents will not violate any agreement to which Seller is a party or by which Seller is bound.

d)
To Seller’s knowledge, Seller has not received any written notice indicating that there are/is (i) any presently pending condemnation actions against the Property or any part thereof, or (ii) litigation or other proceeding pending against the Property or its operation.

e)
To Seller’s knowledge, as of the date hereof, except as otherwise disclosed to Buyer or in any Due Diligence Documents provided by Seller to Buyer, Seller has received no written notice from any governmental authority stating that the Property is in violation of any federal, state, county or municipal law, ordinance or regulation, including any and all environmental laws (collectively, “Laws”).

f)
The rent roll attached hereto as Exhibit F (the “Rent Roll”) is a true and accurate rent roll of the Property. The Rent Roll is a true, correct and complete list of (x) all of the Leases, all of which are in full force and effect, (y) the names of all of the tenants or other persons possessing contractual rights to occupy a portion of the Property or the permitted assignees or subtenants under the Leases and (z) their rental

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and any other monetary obligations thereunder; and, except as set forth on the Rent Roll or in the Leases, (i) Seller has not delivered or received any notice of default under the Leases, which such default remains uncured as of the date hereof, (ii) there are no commissions or other fees payable with regard to any of the Leases or with regard to any renewals, extensions or expansions (whether due to options previously or hereafter exercised or separately negotiated), (iii) any and all tenant improvement work currently required to be done by the landlord under the provisions of any agreement with any tenant and any contributions or other allowances payable by the landlord to any tenant toward reimbursement of such tenant’s cost of moving or improvements or any similar expense or monetary consideration to the tenant has been fully completed and paid for, and (iv) Seller has completed all tenant reconciliations for the calendar years 2017 and prior.

g)	Seller owns fee simple title to the Land.

h)
To Seller’s knowledge, the documents delivered to Buyer pursuant to Section 3 are all of the relevant documents pertaining to the condition and operation of the Property and are true, correct and complete copies of those in Seller’s possession or control. All contracts for services relating to the Property (“Service Contracts”) are listed on Schedule 1 attached hereto. As of the date hereof, Seller has not delivered, and does not have knowledge of the receipt of any notice of default under any Service Contract which such default remains uncured.

i)
All outstanding letters of intent or lease proposals entered into by Seller or Seller’s property manager and/or leasing agent for future occupancy at the Property are listed on Schedule 2 attached hereto.

j)	Seller has not (i) made a general assignment for the benefit of creditors, or (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors.

k)
To Seller’s knowledge, Seller has not received any written notice indicating there are any special assessments, special tax districts or outstanding obligations to governmental entities (collectively, “Assessments”) with respect to the Property or any part thereof.

l)
To Seller’s knowledge, Seller has not received any written notice indicating that Seller or the Property is in default under any recorded restrictive covenant affecting the Property which such default remains uncured as of the date hereof.

m)
Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked

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Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

n)	To Seller’s knowledge, there are no employees of the Property or Seller who will become employees of Buyer.

o)	Seller has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement other than any party to be paid a commission pursuant to Section 13 hereof.

p)	Except as to the occupancy right of tenants as set forth in the Leases, Seller has granted no options or rights of first refusal to acquire any interest in the Property to a tenant or any other party.

q)
To Seller’s knowledge, Seller has not received any written notice from, any governmental agency alleging that the Property or its current uses are in violation of any zoning, building, health, traffic, or flood control rules, regulations, codes, ordinances, or statutes of any local, state or federal authority or any other governmental authority asserting jurisdiction over the Property, which violations, if any, have not heretofore been corrected in all material respects.

r)
Seller is neither (i) a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); nor (ii) a disqualified person under Section 4975(e)(1) of the Code with respect to any such employee benefit or other plan under Section 4975 of the Code. Seller does not hold its interest in the Property with assets of an employee benefit plan within the meaning of 3(3) of ERISA or a plan within the meaning of Section 4975(e)(1) of the Code.

s)
Neither Seller nor (in the case Seller is a disregarded entity) Seller’s non-disregarded entity is a foreign person within the meaning of Section 1445(f)(3) of the Code. The sale of the Property by Seller is not subject to any federal withholding obligation of Buyer under the Code.

Each of the representations and warranties of Seller contained in Section 5: (i) is made as of the Effective Date; (ii) will be deemed to be remade by Seller and be true in all material respects, as of Closing; and (iii) will survive for a period of six (6) months after the Closing (the “Survival Period”). Any claim that Buyer may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not asserted by written notice from Buyer to Seller within the Survival Period will not be valid or effective, and Seller will have no liability with respect thereto. For all purposes, “Seller’s knowledge” shall be deemed to mean only the actual, present knowledge of Teena Lorie Harris, the current property manager, and Laura Sawicki, the director of property management, and shall not include the knowledge, actual, implied, imputed or

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constructive, of any partner, member, related entity, agent, attorney, contractor, consultant, or other employee of Seller, or of any other person or entity. The continued accuracy of the aforesaid representations and warranties is a condition precedent to Buyer’s obligation to close. If Buyer discovers that any such statement or representation is untrue or incorrect in any material respect, Buyer shall immediately notify Seller thereof. Seller shall have the right, but not the obligation, to cure any such material untruth, incorrectness or breach on or before the Closing Date. If Seller does cure the same on or before the Closing Date, Buyer shall purchase the Property in accordance with the terms hereof. If Seller fails to cure the same on or before the Closing Date, Buyer may elect, by written notice to Seller, either (a) to purchase the Property notwithstanding such failure to cure, without any reduction in the Purchase Price, without any continuing obligation of Seller to cure the same or to pay any damages to Buyer, the same being deemed to be waived by Buyer, or (b) to terminate this Agreement, in which event all Earnest Money shall be paid to Buyer and Buyer may pursue its remedies under this Agreement if a representation or warranty of Seller was breached (provided Buyer is not otherwise in default beyond the expiration of applicable notice and cure periods), and this Agreement shall be deemed to be null, void, terminated and of no further force or effect, except as herein to the contrary expressly provided. If Buyer fails to so elect either said option (a) or said option (b), Buyer shall be deemed to have elected said option (a).
EXCEPT AS EXPRESSLY SET FORTH HEREIN OR ANY REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CLOSING DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, THE “SELLER WARRANTIES”), SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR ITS LEGAL, PHYSICAL, ENVIRONMENTAL OR ECONOMIC CONDITION. EXCEPT THE SELLER WARRANTIES, ANY REPRESENTATION OR WARRANTY NOT HEREIN EXPRESSLY SET FORTH ARE HEREBY DISCLAIMED BY SELLER. BY EXECUTION HEREOF, BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER IS AN EXPERIENCED, SOPHISTICATED BUYER OF COMMERCIAL REAL ESTATE, WITH KNOWLEDGE AND EXPERIENCE SUFFICIENT TO EVALUATE THE MERITS AND RISKS OF THE SALE THAT IS THE SUBJECT HEREOF, AND THAT IT IS REPRESENTED BY KNOWLEDGEABLE AND EXPERIENCED LEGAL COUNSEL OF ITS OWN CHOOSING, AND THAT BUYER HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY OTHER THAN THE SELLER WARRANTIES IN CONNECTION WITH THIS TRANSACTION, BUYER HAVING ELECTED TO RELY INSTEAD ENTIRELY UPON ITS INSPECTION OF THE PROPERTY.
Buyer acknowledges that Seller has not made any inspection, investigation or inquiry with respect to the Property, and, unless Buyer has terminated this Agreement in accordance with the express provisions hereof, Buyer agrees to take title to the Property “AS IS, WHERE IS” in the condition it is in on the Closing Date.
6.    Operation of the Property Prior to the Closing Date.

a)
Seller shall not, after the Effective Date, enter into any new Leases or any amendments of existing Leases, or permit any tenant to enter into any sublease, assignment or other agreement (where the consent of Seller is required under the

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applicable Lease), or waive any material rights of landlord under any Lease, without in each case obtaining Buyer’s prior written consent thereto, which consent in the case of any new Lease shall include approval of the financial condition of the proposed tenant, the configuration of the space to be leased, and the terms of such Lease (including, without limitation, the rent and any concessions provided under such proposed Lease), which consent may not be unreasonably withheld or conditioned. Seller shall give Buyer, together with any request for approval of a new Lease or Lease amendment, copies of the proposed Lease or Lease amendments, a description of the proposed tenant and its proposed use of the premises, and whatever financial information on the proposed tenant Seller has received. Notwithstanding anything to the contrary provided in this Section 6.a, if Buyer fails to disapprove in writing any such new Lease or other action requiring Buyer’s consent under this Section 6.a within five (5) days after Buyer’s receipt of such request and information, Buyer shall be deemed to have approved such new Lease or other action. If Buyer disapproves of such new Lease or other action, Buyer shall provide Seller, along with such written notice of disapproval, the reasons for Buyer’s disapproval. The tenant improvements, tenant allowances and leasing commissions relating to any new Lease or amendment shall be paid as determined by Seller and Buyer as part of the approval process.

b)	Between the Effective Date and the Closing Date, Seller shall:

i.	manage and operate the Property in substantially the same manner as Seller has been managing and operating the Property as of the date hereof;

ii.	keep and perform all of the obligations to be performed by it as landlord under any Lease or Laws,

iii.	not permit or consent to any new loans affecting the Property;

iv.
not without first obtaining the written consent of Buyer enter into any other contracts (unless such contracts may be terminated at or prior to Closing at no cost to Buyer) or, where the consent of Seller is required, permit any tenants to enter into any contracts pertaining to the Property;

v.	not apply any security deposit against delinquent rent;

vi.
promptly notify Buyer of any condemnation, environmental, zoning or other land use regulation proceedings, any notices of violations of any Laws and any litigation that arises out of the ownership of the Property, in each case to the extent Seller obtains knowledge thereof;

vii.	maintain or cause to be maintained, at Seller’s sole cost and expense, all polices of insurance currently in effect with respect to the Property (or comparable replacements thereof);

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viii.	not enter into any agreements which expressly authorize the creation of any new encumbrance affecting the Property;

ix.	complete and deliver to Buyer within one (1) business day prior to the expiration of the Due Diligence Period the “Know Your Customer” form attached hereto as Exhibit G; and

x.
notify Buyer of any notice received by Seller from any tenants disputing operating expense reconciliations for the calendar years 2017 and prior, and provide Buyer with a copy of such dispute notification received

c)
Seller agrees to cooperate with Buyer in connection with requests for, obtaining a bulk sales release prior to Closing, if required, with respect to liability Buyer may incur under 35 ILCS 5/902d (the Illinois Income Tax Act) and 35 ILCS 120/5j (the Retailers Occupation Tax Act), in connection with the Buyer’s purchase of the Property from the Seller. In the event such sales release is required, Seller and Buyer shall exercise commercially reasonable efforts to obtain same prior to Closing.

d)
At least two (2) business days prior to the expiration of the Due Diligence Period, Seller shall provide to Buyer drafts of the documents to be delivered at Closing pursuant to Section 8(a) through (d) below and Buyer and Seller shall in good faith work to finalize such documents prior to Closing.

e)
Seller shall exercise commercially reasonable efforts to obtain an inspection of the roof pursuant to the roof warranty pertaining to the Property prior to Closing (weather permitting), in order to assign such roof warranty to Buyer within sixty (60) days after Closing. Seller shall be responsible for any repairs (not exceeding an aggregate amount of $15,000.00) to the GAF roofing materials required to transfer the roof warranty.

7.    Damage and Condemnation. If all or any material part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement and receive back Buyer’s Letter of Credit and all Earnest Money by giving written notice thereof to Seller within five (5) days after Seller’s notice to Buyer of the damage. If Buyer shall fail to give such written notice, then the parties shall proceed to Closing (as hereinafter defined), and Seller shall assign to Buyer all of Seller’s rights to all insurance proceeds related solely to the Property, if any, resulting from such event. If any Tenant exercises or fails to waive a right under its lease to abate rent or terminate its lease due to casualty or eminent domain/condemnation proceedings against the Property or if there is an uninsured casualty or an underinsured casualty Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement and receive back Buyer’s Letter of Credit and all Earnest Money by giving written notice to Seller within five (5) days after Seller’s notice to Buyer of the casualty or eminent domain/condemnation. If Buyer elects to accept the Property in its then condition or if Buyer shall fail to give such written notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all of Seller’s rights to appear in and receive any eminent domain/condemnation award from such proceedings which relate solely to the Property and all

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proceeds of insurance payable to Seller by reason of such damage or condemnation shall be paid or assigned to Buyer; Seller shall also pay to Buyer the amount of any deductible and/or co-insurance under any such policy. In the event of non‑material damage to the Property, which damage Seller is unwilling or unable to repair prior to Closing, Buyer shall accept the Property in its then condition and in doing so, shall be entitled to a reduction in the Purchase Price to the extent of the cost of repairing such damage, as determined by engineers employed by Buyer as part of its due diligence, up to an amount of $250,000.00. For purposes of this Section, “material” shall mean damage which exceeds 5% of the Purchase Price or causes the Property to be out of compliance of zoning.
8.    Closing. The “Closing” of the sale will occur through an escrow closing with Escrowee on the Closing Date, at the Chicago office of Chicago Title Insurance Company, with Katie Van Zuidam, Escrowee, 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603. On the Closing Date, the parties hereto shall execute and/or deliver the following documents, as applicable:

a)	Special Warranty Deed. A Special Warranty Deed executed by Seller (the “Deed”), subject only to the Permitted Encumbrances.

b)	Bill of Sale. An “As Is” Bill of Sale, executed by Seller, conveying any personal property included within the Property and not owned by any Tenant.

c)
Assignment of Leases. An Assignment of Leases covering the Leases executed by Seller and joined in by Buyer for the purpose of assuming and agreeing to perform all of the duties and obligations of the lessor under the assigned Leases for the period from and after the Closing Date. To the extent in Seller’s possession, Seller shall deliver the original Leases to Buyer at Closing.

d)
Assignment of Service Contracts. An assignment of any Service Contracts, Buyer elects to assume (the “Assigned Service Agreements”) executed by Seller and joined in by Buyer for the purpose of assuming and agreeing to perform all of the duties and obligations of the owner under the Assigned Service Agreements for the period after the Closing Date. To the extent in Seller’s possession Seller shall deliver the original Assigned Service Agreements to Buyer at the Closing.

e)	Notice to Tenants. Written notice to each Tenant of the Property of the assignment of its assigned Lease executed by Seller.

f)
Transferor’s Certification. A transferor’s certification whereby Seller certifies that it is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the United States Internal Revenue Code.

g)
Closing Statements. Buyer/Seller Closing Statement and Title Company Disbursement Statement, each signed by Buyer and Seller, setting forth the source and disposition of the Purchase Price and of all other funds transferred at the Closing.

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h)	Termination of Property Management Agreement. Termination of any property management agreement affecting the Property executed by Seller and Seller’s property manager.

i)	Transfer Tax Forms. P-Tax and/or such other real estate transfer tax forms as are required by the state, county and municipality to be prepared and filed by Seller.

j)
Existing Loan Release. Seller’s obligation to close is contingent upon receipt of Loan release documents from The Prudential Insurance Company of America (“Seller’s Lender”); provided, however, in the event Seller is unable to obtain such release documents prior to the scheduled Closing Date, despite Seller’s diligent pursuit thereof, Seller shall have the option, by delivery of notice to Buyer on or prior to the Closing Date, to extend the Closing Date by up to ten (10) business days, but in no event shall Seller have the right to terminate this Agreement as a result of the failure of this condition.

k)
Estoppels. Within three (3) business days following the Effective Date, Seller shall deliver to Buyer for its review and approval an estoppel certificate substantially in the form attached hereto as Exhibit B (or in such other forms as are received from Tenants pursuant to the terms of their respective Leases) as modified to reflect the terms of the particular Lease, to be submitted to each Tenant of the leased space at the Property. Buyer shall within five (5) business days after receipt of such forms provide Seller with any specific concerns arising as a result of Buyer’s review of the Leases, and promptly after Seller revises such estoppel letters to address such concerns, Seller shall submit such revised estoppel letters (the “Required Lease Estoppel Letter”) to such tenants for execution and delivery to Buyer. No later than three (3) days after receipt from a tenant, Seller shall deliver such tenant’s estoppel letter to Buyer. All estoppel letters shall be dated not more than thirty (30) days prior to the date of Closing. Seller shall deliver to Buyer no later than three (3) days prior to Closing, the Required Lease Estoppel Letter from (i) all of the major tenants (defined as ATI Physical Therapy, O’Reilly Auto Parts, Jewel-Osco and Chase Bank) and (ii) at least 50% of the remaining tenants of the Property measured by rentable square footage. If Seller is unable to obtain and deliver sufficient tenant estoppel letters as required under this Section 8.k, or if the letters received contain material default or material exceptions, then Seller will not be in default by reason thereof, but Buyer may, by notice given to Seller before the Closing, elect (i) to waive said conditions and proceed with the Closing, but with a right to cure any breach of any representation and warranty caused thereby, (ii) to terminate this Agreement and receive a refund of the Earnest Money or return of Buyer’s Letter of Credit, or (iii) if the material default or material exception is with respect to uncompleted landlord’s work relating to a leased premises, unpaid allowances related to tenant improvements or tenants’ initial move-in to such premises or any unpaid lease improvements and such amounts are not then due and owing, to require Seller to escrow sufficient funds to discharge the same including in the case of a dispute which Seller seeks to contest in good faith, at least 100% of the amount necessary to satisfy the claim. If Buyer

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elects to terminate this Agreement, neither party will have any further rights or obligations hereunder except as expressly set forth herein.

l)
SNDA. If requested by Buyer, Seller shall deliver to each tenant a request to execute a subordination, non-disturbance and attornment agreement (“SNDA”) in the form to be provided by Buyer and Seller shall use good faith efforts to obtain any requested SNDAs prior to Closing.

m)	Intentionally Deleted.

n)
Title Documents. Such affidavits as are customarily required by Title Company in connection with issuance of the owner’s extended coverage title insurance policy, including a mechanics’ lien and judgment affidavit executed by Seller.

o)	Rent Roll. A Rent Roll, certified by Seller as of the Closing Date, in the form previously delivered to Buyer.

p)
Audit Letter. Pursuant to Section 16 below, a Permitted Assignee of Buyer may include a publicly registered real estate investment trust, and therefore Seller further agrees to make its books and records relating to the Property reasonably available for inspection and audit by Buyer’s auditor upon Buyer’s reasonable prior written request and to execute and deliver (at the time of completion of the audit) the audit letter (the “Audit Letter”) in favor of Buyer's auditors in the form attached hereto as Exhibit H and made a part hereof (the covenants of Seller described by this sentence shall survive the Closing).  Upon request from Buyer’s auditor, Seller shall reasonably cooperate with Buyer’s auditor and provide the following information to Buyer’s auditor related to the individual or individuals signing the Audit Letter: full legal name, position with the company,.  Buyer shall be responsible for all costs and liability associated with this audit. Seller shall reasonably cooperate (at no out cost or liability to Seller) with Buyer’s auditor in the conduct of such audit, which audit shall take place in Seller’s office or in such location as consented to by Seller in Seller’s sole discretion. In addition, Seller agrees to provide to Buyer’s auditor, if requested by such auditor, income statements for the Property (for the past one fiscal (1) year as of the Closing Date) upon request, only to the extent in Seller’s possession and control. Without limiting the foregoing, (i) Buyer’s auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation in Seller’s possession and control as Buyer’s auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such existing financial information in Seller’s possession and control as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the U.S. Securities and Exchange Commission (“SEC”) or other governmental authority; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, at no cost or liability of any kind to Seller, and in the format the Seller has maintained such information. Seller shall maintain its records

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for use under this Section 8.p for a period of not less than three (3) months after the Closing. This Section shall expressly survive Closing.

q)
Authority. Such resolutions, authorizations, bylaws or other corporate, limited liability company and/or partnership documents or agreements relating to Buyer or Seller, as applicable, as shall be required by Title Company.

r)
Buyer’s obligation to proceed to Closing shall be conditioned upon Seller’s performance of the following additional obligations, provided that Buyer may in its sole discretion elect to waive failure by Seller to perform any particular obligation:

i.	There has been no material and adverse change to the Rent Roll between the Effective Date and the Closing Date.
9.    Closing Expenses. Seller shall pay the following costs and expenses of the sale: (a) all of any county, and state real estate transfer taxes; (b) $1.50 per $500.00 of the transfer price of the Property for city real estate transfer taxes or as otherwise in accordance with Section 3-33 of the Chicago Municipal Code; (c) cost of the Title Commitment; (d) cost of a standard Owner’s Title Insurance Policy; (e) all recording fees for recording the Deed; (f) all fees of Seller’s attorneys and accountants; and (g) 50% of the closing fees charged by Escrowee, including escrow and New York Style closing charges. Buyer shall pay the following costs and expenses of the sale: (i) $3.75 per $500.00 of the transfer price of the Property for city real estate transfer taxes or as otherwise in accordance with Section 3-33 of the Chicago Municipal Code; (ii) all recording fees for recording any document other than the Deed; (iii) all recording fees for recording any loan documents; (iv) all costs of all inspections, reports, copying and review described in Section 3 hereof; (v) all title insurance costs beyond those paid by Seller referenced immediately above in Sections 9(c) and (d), including the cost of extended coverage, any additional endorsements to the Owner’s Title Insurance Policy beyond extended coverage, and any lender’s policy of title insurance; (vi) all costs pertaining to Buyer’s financing of the purchase; (vii) 50% of the closing fees charged by Escrowee, including escrow and New York Style closing charges; (ix) cost of the Survey obtained by Seller; and (x) all fees of Buyer’s attorneys and accountants.
10.    Prorations. Prorations and credits between Seller and Buyer for income and expense shall be calculated on a daily basis, as of 12:01 a.m. on the Closing Date, with Seller being entitled to and responsible for that portion thereof attributable to the period prior to the Closing Date, and with Buyer being entitled to and responsible for that portion thereof attributable to the period from and after the Closing Date. At least five (5) days prior to the Closing Date Seller shall supply Buyer with the necessary information to compute or estimate the prorations, including such supporting evidence as Buyer reasonably requests.

a)
Real estate taxes. The proration of the ad valorem real estate and personal property taxes for the Property that are actually due and payable during the year in which the Closing occurs shall be calculated as follows: (a) Seller shall be responsible for that portion of such taxes equal to (1) the total of such taxes due and payable during the calendar year of Closing, multiplied by (2) a fraction, the numerator of which shall be the number of days in the calendar year of Closing prior to the Closing Date, and

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the denominator of which shall be 365; and (b) Buyer shall be responsible for that portion of such taxes equal to (1) the total of such taxes due and payable during the calendar year of Closing, multiplied by (2) a fraction, the numerator of which shall be the number of days in the calendar year of Closing subsequent to and including the Closing Date, and the denominator of which shall be 365. Seller shall be responsible for payment of ad valorem real estate taxes for all years prior to the calendar year in which Closing occurs. Notwithstanding anything herein to the contrary, in the event the ad valorem real estate tax bill or bills for the Property payable during the year in which Closing occurs have not been issued as of the Closing Date, real estate tax prorations made under this Section 10(a) shall be based on the most recent ascertainable assessed valuation and tax rates, but not less than the taxes for the previous period.

i.
Tenant Real Estate Tax Reimbursements – Monthly Payers: For tenants who make monthly estimated payments, Seller shall retain amounts paid by tenants prior to Closing, and Buyer shall collect and keep amounts paid after Closing; provided, however, Buyer shall receive a credit for any amounts paid to Seller that relate to periods that are allocated to Buyer under Section 10(a). Seller shall prepare for the Closing Statement a schedule of tenants’ monthly tax payments received to date.

ii.
Tenant Real Estate Tax Reimbursements – Installment Payers: Any tenant tax reimbursement income from installment payers collected prior to Closing and relating to the calendar year of Closing shall be prorated as follows: (a) Seller shall be entitled to that portion relating to periods that are allocated to Seller under Section 10(a); and (b) Buyer shall receive a credit for that portion relating to periods that are allocated to Buyer under Section 10(a).

iii.	Buyer shall reconcile with tenants all real estate tax reimbursements made the year of Closing.

b)	Rents and Other Income. Any prepaid rents applicable to dates from and after the Closing Date shall be paid to Buyer at Closing.

c)
Operating Expenses. Operating expense payments collected from tenants applicable to dates from and after the Closing Date shall be paid to Buyer at Closing. Buyer shall not be responsible for billing and collecting from tenants any expense pass throughs for the period of Seller’s ownership. Seller, however, agrees to promptly calculate amounts due from Tenants for operating expenses incurred prior to Closing and to the extent funds are owed from Seller to any tenant, Seller shall promptly reimburse tenant for the same.

Within ninety (90) days after the Closing Date (the “Proration Date”), Seller shall calculate amounts due from Tenants for operating expenses incurred for Seller’s period of ownership in 2018 up to the Closing Date (the “Prorations”).  If the

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Prorations show Seller has overcollected amounts due from the Tenants for 2018, then Seller shall pay such overcollected amount to Buyer within fifteen (15) days of the date which such overcollected amount is agreed upon between Seller and Buyer.  If the Prorations show Seller has undercollected amounts due from the Tenants for 2018, then Buyer shall use commercially reasonable efforts to collect such amounts from the Tenants and to the extent received by Buyer to pay such undercollected amount to Seller within fifteen (15) days of the date which such undercollected amount is actually received by Buyer.  Seller shall provide Buyer with all reasonable documentation to verify the Prorations, and, upon request, Buyer shall provide Seller with all reasonable documentation of Buyer’s collection efforts and amounts received from Tenants.

Seller will be responsible for reconciling 2017 operating expenses with the Tenants and in the event any Tenant disputes the 2017 operating expenses, Seller shall comply with the terms of the applicable lease with regard to such dispute and Seller shall reimburse such Tenant for any valid disputed 2017 operating expenses. This provision shall expressly survive Closing for a period of twelve (12) months, and if any disputes are raised with respect to the 2017 operating expenses prior to the expiration of such twelve (12) month period, this provision shall survive until such time as all such disputes are fully resolved and paid.

To the extent any tenant is entitled to an audit relative to any pass-throughs for the applicable year, as between Seller and Buyer, (i) Buyer shall, unless otherwise agreed in writing, be responsible for coordinating such audit, and (ii) Seller shall provide the auditor selected by Buyer with all requested and available information relative to Seller’s period of ownership and provide such auditor with the standard representation letter required by such auditor in order for such auditor to issue its audit report. The cost of such audit, to the extent not borne by the tenants, shall be paid by Seller and Buyer in proportion to their respective periods of ownership of the Property for the applicable year. This provision shall expressly survive Closing for a period of twelve (12) months.

d)
Utilities.  Water, sewer and utility charges and any other amounts payable under any service contracts, annual permits and/or inspection fees shall be prorated.  Seller shall have final meter readings done with respect to any utility services billed to Seller as of the day of Closing or as close as is reasonably practicable.  Seller or Buyer, as the case may be, shall receive a credit for regular charges under service contracts paid and applicable  to Buyer’s period of ownership or payable and applicable to Seller’s period of ownership, respectively.

e)
All outstanding leasing commissions, tenant improvement costs, tenant allowances and free rent (collectively, “Tenant Allowances”) associated with any of the Leases executed as of the Effective Date shall be paid by Seller. Any Tenant Allowances resulting from any lease proposals shown on Schedule 2 shall be paid as specified

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on Schedule 2. Tenant Allowances for new Leases shall be borne by Seller and Buyer as determined pursuant to Section 6(a).

f)
Seller shall be responsible for any unpaid taxes or penalties relating to the sale of the Property to Buyer pursuant to 35 ILCS 5/902d (the Illinois Income Tax Act) and 35 ILCS 120/5j (the Retailers Occupation Tax Act).

All cash security deposits which Seller has received from Tenants and has not applied in accordance with Leases shall be paid by Seller to Buyer at Closing. Notwithstanding anything contained herein to the contrary, Seller hereby retains the continuing right, which shall survive the Closing, to pursue Tenants for any payment due Landlord attributable to all periods prior to the Closing Date; Seller, shall not, however, have the right to bring eviction or other proceedings that would act to remove tenants from the Property or terminate their Leases, and further provided that Seller shall not commence any action to collect delinquent rents for sixty (60) days after Closing.
In the event that final calculations cannot be made for any expense item, including taxes, and any income item prior to Closing, Buyer and Seller shall estimate the proration at Closing and shall reprorate such items as soon as adequate information is available. Payments in connection with the final adjustments shall be made by Seller or Buyer, as the case may be, within ten (10) days after notice. This Section 10 shall survive Closing for six (6) months after Closing.
Buyer agrees to provide its own casualty and liability insurance policies covering the Property on the Closing Date, and Seller may cancel and terminate all of its casualty and liability insurance coverage relating to the Property upon Closing.
11. Tax Protest Proceedings. Seller shall have the authority to prosecute, settle and withdraw proceedings to review any real estate tax assessment for the Property covering real estate taxes payable during the fiscal years prior to the Fiscal year in which the Closing occurs. Buyer acknowledges that it has no interest in any proceedings or refunds applicable to any real estate taxes payable during any fiscal tax year prior to the year in which the Closing occurs. The provisions of this Section shall survive the Closing. Notwithstanding the foregoing, in the event the Parties elect for Seller to assign its rights and authority in any such proceedings or refunds for 2018 real estate tax proceedings to Buyer, then Buyer shall be liable for all costs and expenses to proceed with such tax proceedings after Closing, but Buyer shall have no obligation to reimburse Seller for any costs or expenses incurred by Seller in connection with such tax proceedings prior to Closing.
12.    Possession. Seller shall deliver legal possession of the Property to Buyer on the Closing Date, subject only to the rights of Tenants under the assigned Leases and to other Permitted Encumbrances.
13.    Brokers. Seller represents that it has not incurred and is not paying any brokerage commission, finder’s fee or fee or commission of any kind to any third party as the result hereof, with the exception of that brokerage commission that Seller has agreed to so pay at Closing (“Seller’s Broker’s Commission”) pursuant to a separate agreement with Rick Drogosz of Mid-America (“Seller’s Broker”). Buyer represents that it has not incurred and is not paying any brokerage commission, finder’s fee or fee or commission of any kind to any third party as the result hereof.

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Seller shall have neither obligation to pay any cooperating broker nor any broker claiming by, through or under Buyer. Each party agrees to indemnify the other against, and to hold the other harmless from, any claim for any fee or commission due or claimed to be due any party arising out of the acts or agreements of the indemnifying party, including but not limited to reasonable attorneys’ fees and court costs, incurred in connection with defending against any such claim. The agreements set forth in the preceding sentence shall survive and remain enforceable after the Closing and the execution and delivery of the Deed or any other termination of this Agreement.
14.    Default.

a)
If Seller defaults with respect to, or breaches or fails to perform, one or more of the representations, covenants, warranties or other terms of this Agreement that are Seller’s obligations hereunder to comply with or perform, and as a result thereof, Closing does not occur, Buyer may, as its sole and exclusive remedy except where another remedy is specifically provided to Buyer under this Agreement, either (i) terminate this Agreement, the Earnest Money shall be paid to Buyer or the Buyer’s Letter of Credit shall be returned to Buyer, as applicable, and Seller shall reimburse Buyer for documented, reasonable, third-party, out-of-pocket costs Buyer has incurred in connection with this transaction (“Buyer’s Transaction Costs”) not to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00); (ii) enforce specific performance of this Agreement, provided, however, if an act by Seller renders the remedy of specific performance practically unavailable or ineffective because Seller granted a purchase option or right of first refusal or right of first offer to purchase the Property or sold or conveyed the Property, then, in addition to the return of the Earnest Money or Buyer’s Letter of Credit, as applicable, and reimbursement of Buyer’s Transaction Costs (subject to the cap set forth in (i) above), Buyer may pursue its remedies at law, within sixty (60) days of discovering such breach and in any event not exceeding the contemplated Survival Period, to recover its actual damages from Seller (exclusive of punitive or consequential damages), up to an aggregate sum of $250,000.00 (the “Claims Ceiling”); or (iii) waive said failure or breach and proceed to Closing. Notwithstanding the foregoing, Buyer shall not be entitled to any remedy, and Seller shall be entitled to receive and retain the Earnest Money, in the event that as of the date of Seller’s failure to close, Buyer has committed a default under this Agreement, which default has not been cured by Buyer within five (5) days of receipt of notice by Seller of such default .

b)
If the sale contemplated by this Agreement is not consummated because of a default under this Agreement on the part of Buyer, which default has not been cured by Buyer within five (5) days of receipt of notice by Seller of such default (with the Closing Date being extended to allow such five (5) day cure period to run), the Earnest Money shall be paid to Seller as liquidated damages and not as a penalty (with actual damages being difficult to ascertain) as Seller’s sole remedy for a default by Buyer hereunder. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF SUCH A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE

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PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER.

c)	If any action is brought by either party against the other party, the prevailing party shall be entitled to recover court costs incurred and reasonable attorneys’ fees and costs.

d)
The obligations of the Parties contained herein are intended to be binding only on the property of the Parties and shall not be personally binding upon, nor shall any resort be had to the private properties of any of their members, managers, employees or officers.

15.    Notices. All notices, demands, or other communications of any type (herein collectively referred to as “Notices”) given by the Seller to the Buyer or by the Buyer to the Seller, whether required by this Agreement or in any way related to the transactions contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 15. All notices shall be in writing and delivered to the person to whom the notice is directed, either (i) in person (provided that such delivery is confirmed by the courier delivery service), (ii) by overnight delivery service with proof of delivery, or (iii) by email followed by simultaneous submission of a copy through deposit in the United States Mail, postage prepaid, or the delivery method in subsection (ii). Notices delivered by the method in subsections (i) or (iii) shall be deemed to have been given at the time of such delivery if prior to 5:00 PM CST on a business day (otherwise, such delivery shall be deemed given on the next business day) and notices delivered by the method in subsection (ii) shall be effective the next business day after deposit with the delivery service. The proper email address for each party is listed below. Notices shall be addressed as follows:

If to Seller:	IRC Elston Plaza, L.L.C.
c/o IRC Retail Centers LLC
814 Commerce Drive, Suite 300
Oak Brook, Illinois 60523
Attn: Joe David
Email: david@ircretailcenters.com

With a copy to:                IRC Elston Plaza, L.L.C.
c/o IRC Retail Centers LLC
814 Commerce Drive, Suite 300
Oak Brook, Illinois 60523
Attn: Shweta Van Beveren, Esq.

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Email: vanbeveren@ircretailcenters.com

If to Buyer:                 RREEF Management, LLC
222 S. Riverside Plaza, Fl. 26
Chicago, Illinois 60606
Attn: Peter Heigl
Email: peter.heigl@dws.com

With a copy to:                Alston & Bird LLP
1201 W. Peachtree Street
Atlanta, Georgia 30309
Attn: Christina Malone
Email: christina.malone@alston.com

Either party may change its address for service of notices to such other address as the party shall designate by written notice to the other.
16.    Assignment. Seller may not assign its rights or obligations hereunder without Buyer’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Buyer may assign its rights and obligations under this Agreement without Seller's consent to any entity affiliated with Buyer or an investor for which Buyer or its affiliate is investment manager; provided, however, Buyer shall provide Seller with reasonable proof of Buyer’s relationship with such affiliated entity to Seller’s reasonable satisfaction prior to commencing an assignment thereof, provided, that (i) Buyer shall remain fully liable for any and all of its obligations hereunder notwithstanding such assignment until Closing, and (ii) with respect to any assignments to any affiliate of Buyer, such assignment would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Buyer and its assignee having the same manager entity on their respective signature blocks shall be considered adequate proof of affiliation. This Agreement is for the sole benefit of Seller and Buyer, and no third party is intended to be a beneficiary of this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise.
17.    Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
18.    Survival. The provisions of this Agreement shall be deemed merged into the documents executed and delivered in accordance with Section 8 hereof (the “Closing Documents”) and shall not be deemed to survive the Closing unless expressly provided to the contrary herein. Delivery by Seller and acceptance by Buyer of the Closing Documents shall be deemed full performance hereof by Seller, except to the extent expressly provided herein to the contrary.
19.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the Property and supersedes all prior correspondence, negotiations, agreements,

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understandings, representations, warranties and/or letters of intent, all of which are fully merged herein. There are no agreements, understandings, representations, warranties, inducements or other provisions by or between the parties relating to the Property, oral or written, apart from those expressed in writing herein. All waivers, modifications, additions or deletions must be in writing and must be signed by both parties.
20.    Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable, the provision shall be deemed to be severed herefrom, said finding shall have no effect upon the remainder of this Agreement, and this Agreement shall be construed, interpreted and performed as if the severed provision were not included herein.
21.    Governing Law. This Agreement shall be construed and interpreted in accordance with, and shall be governed by, the laws of the State of Illinois.
22.    Counterparts. This Agreement shall become a binding contract when signed by both Buyer and Seller. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument with the same effect as if all parties had signed the same signature page. Facsimiles, .pdf files or scanned copies shall be deemed an original.  Seller and/or Buyer may elect to execute this document through an electronic signature platform (e.g. DocuSign).  By signing through said electronic signature platform, and not solely through e-mail acceptance, Seller and Buyer agree that they have read and understood this Agreement, agree to be bound by all of its terms and conditions and hereby waive any defense or counterclaim that electronic signature is an invalid form of signature and acceptance under applicable law.
23.    Recording. This Agreement shall not be recorded in any public records relating to the Property.
24.    Time of Essence. Time is of the essence with respect to the expiration of the Due Diligence Period, the Closing Date, and all other dates set forth or provided for herein.
25.    Captions and Titles. The captions or section titles contained in this Agreement are for convenience and reference only and shall not be deemed a part of or affect the interpretation or construction of the text of this Agreement.
26.    Confidentiality.
(a)    Buyer agrees that all documentation made available to Buyer by Seller (or its representatives) concerning the Property, including, without limitation, the Leases, service agreements, development plans, proformas and rent rolls (all of the aforementioned information is collectively referred to as “Evaluation Material”) shall be treated confidentially as hereinafter provided.
(b)    All Evaluation Material shall not be used or duplicated by Buyer in any way detrimental to Seller, or for any purpose other than evaluating a possible purchase of the Property by Buyer. Buyer agrees to keep all Evaluation Material (other than information which is a matter

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of public record or is provided in other sources readily available to the public other than as a result of disclosure thereof by Buyer or Related Parties (as hereinafter defined)) strictly confidential; provided, however, that the Evaluation Material may be disclosed to the directors, officers, employees and partners of Buyer, and to Buyer's lender or prospective lenders, attorneys, consultants and accounting firm (all of whom are collectively referred to as “Related Parties”) who need to know such information for the purpose of evaluating a possible purchase of the Property. The Related Parties shall be informed of the confidential nature of the Evaluation Material and shall be directed in writing to keep all such information in the strictest confidence and use such information only for the purpose of evaluating a possible purchase by Buyer. Buyer will promptly, upon request of Seller following the termination of this Agreement, deliver to Seller or destroy all Evaluation Material furnished by Seller, whether furnished before or after the date hereof, without retaining copies thereof. Buyer will direct Related Parties to whom Evaluation Material is made available not to make similar disclosures, and any such disclosure shall be deemed made by and be the responsibility of Buyer. Notwithstanding the foregoing, Buyer and Related Parties may make such disclosures as may be required by law or by an order of a court or other governmental authority or to comply with any public reporting requirements applicable to Buyer.
(c)    Prior to the Closing, Buyer and Seller shall keep strictly confidential and shall cause the Related Parties to keep strictly confidential the provisions of this Agreement and the transactions contemplated hereunder. After the Closing, Buyer and Seller shall not make any public disclosures and shall cause the Related Parties not to make any public disclosures mentioning Seller or Buyer or regarding the provisions of this Agreement or the transactions accomplished at the Closing without the prior written consent of the other party; provided, however, Buyer shall have the right to make any required filings with the SEC or other governmental authority.
(d)     The provisions of Section 26(a) and (b) shall survive the termination of this Agreement and the provisions of Section 26(c) shall survive Closing or earlier termination of this Agreement for a period of three (3) months.
27.    Further Assurances. The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement), as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement. The provisions of this Section 27 shall survive the Closing for three (3) months.
27.    Construction. The terms “hereof,” “herein,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, unless expressly so stated. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.
28.    Non-Business Days. If a party is required to perform an act or give a notice on a date that is a Saturday, Sunday or legal or bank holiday, the date such performance or notice is due shall be deemed to be the next business day.

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29.    Agency Disclosure. Buyer acknowledges that this Agreement may be negotiated on behalf of Seller by an employee of IRC Real Estate Services Corp., an Illinois corporation, a wholly-owned subsidiary of IRC Retail Centers LLC, a Delaware limited liability company, which is a member or manager of Seller.
30.    Guarantor. INP Holdings II, LLC, a Delaware limited liability company (“Guarantor”), hereby personally guarantees (i) during the Survival Period (and until all claims properly raised during the Survival Period have been finally resolved and, if applicable, paid) (a) the payment of Buyer’s Transaction Costs in the event of a breach of the Seller Warranties pursuant to Section 5 hereof; and (b) the payment of the Claims Ceiling in the event of a breach by Seller pursuant to Section 14(a)(ii) hereof, and (ii) Seller’s obligations pursuant to Section 10(c) hereof. Guarantor agrees that this guarantee shall be for the benefit of RREEF America L.L.C. and any permitted assignee of Buyer pursuant to Section 16 above and may be enforced by RREEF America L.L.C. and any such permitted assignee independent of any action Buyer may have against Seller, and without the requirement to exhaust all remedies against Seller prior to making a claim against Guarantor. At Buyer’s election, Guarantor shall execute a separate Guaranty at Closing, the form of which shall be mutually agreed upon. The provisions of this Section 30 shall survive Closing during the Survival Period (and until all claims properly raised during the Survival Period have been finally resolved and, if applicable, paid).
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

SELLER:	BUYER:
IRC ELSTON PLAZA, L.L.C., a Delaware limited liability company	RREEF AMERICA L.L.C., a Delaware limited liability company
By: IRC Retail Centers LLC, a Delaware limited liability company, its manager
By: /s/ Raymond A Suerth Name: Raymond A Suerth Its: VP & Chief Accounting Officer	By: /s/ Peter Heigl Name: Peter Heigl Its: VP

GUARANTOR: INP HOLDINGS II, LLC, a Delaware limited liability company By: /s/ Raymond A Suerth Name: Raymond A Suerth Its: VP & Chief Accounting Officer

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Exhibit A
Legal Description of Land
Elston Plaza
Cook County, IL
PINs:    13-23-402-011-0000
13-23-402-021-0000

PARCEL 1 :
THE SOUTH 342.44 FEET OF THE NORTH 375.44 FEET OF THAT PART LYING EAST OF THE WEST 814.72 FEET WEST OF THE EAST 33 FEET AND SOUTHWESTERLY OF ELSTON AVENUE, OF THE NORTHEAST QUARTER (1/4) OF THE SOUTHEAST QUARTER (1/4) OF SECTION 23, TOWNSHIP 40 NORTH, RANGE 13, EAST OF THE THIRD PRINCIPAL MERIDIAN, TOGETHER WITH THAT PART LYING WEST OF A LINE DRAWN FROM THE NORTHEAST CORNER TO THE SOUTHWEST CORNER OF THE SOUTH 170 FEET OF THE NORTH 545.44 FEET OF THE EAST 17 FEET OF THE WEST 988.72 FEET OF THE NORTHEAST QUARTER (1/4) OF THE SOUTHEAST QUARTER (1/4) OF SECTION 23 AFORESAID; ALSO THE SOUTH 145.56 FEET OF THE NORTH 521 FEET OF THE EAST 17 FEET OF THE WEST 971.72 FEET TOGETHER WITH THAT PART LYING EAST OF A LINE DRAWN FROM THE NORTHEAST CORNER TO THE SOUTHWEST CORNER OF THE SOUTH 37.27 FEET OF THE NORTH 521 FEET OF THE EAST 4.16 FEET OF THE WEST 954.72 FEET OF THE NORTHEAST QUARTER (1/4) OF THE SOUTHEAST QUARTER (1/4) OF SECTION 23, TOWNSHIP 40 NORTH, RANGE 13, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 2:
THAT PART OF THE NORTHEAST QUARTER (1/4) OF THE SOUTHEAST QUARTER (1/4) OF SECTION 23, TOWNSHIP 40 NORTH, RANGE 13, EAST OF THE THIRD PRINCIPAL MERIDIAN, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT 33 FEET WEST OF THE EAST LINE AND 375.44 FEET SOUTH OF THE NORTH LINE OF THE SOUTHEAST QUARTER (1/4) OF SAID SECTION 23, THENCE NORTH 89 DEGREES 50 MINUTES 30 SECONDS WEST AND PARALLEL WITH THE NORTH LINE OF SAID SOUTHEAST QUARTER (1/4) OF SECTION 23, A DISTANCE OF 310.05 FEET TO A POINT 988.72 FEET EAST OF THE WEST LINE OF THE NORTHEAST QUARTER (1/4) OF THE SOUTHEAST QUARTER (1/4) OF SAID SECTION 23; THENCE SOUTH 5 DEGREES 42 MINUTES 45 SECONDS WEST, 170.80 FEET TO A POINT 971.72 FEET EAST OF THE WEST LINE AND 545.44 FEET SOUTH OF THE NORTH LINE OF THE NORTHEAST QUARTER (1/4) OF THE SOUTHEAST QUARTER (1/4) OF SAID SECTION 23; THENCE SOUTH 19 DEGREES 29' 34" WEST 63.34 FEET TO A POINT OF TANGENCY ON A CURVED LINE CONVEX TO THE SOUTHEAST; THENCE SOUTHWESTERLY ALONG SAID CURVED LINE WITH A RADIUS OF 368.76 FEET A DISTANCE OF 77.61 FEET TO A POINT OF TANGENCY OF SAID CURVED LINE; THENCE SOUTH 31 DEGREES 23 MINUTES 45 SECONDS WEST ALONG SAID TANGENT 190.30 FEET TO AN INTERSECTION WITH A CURVED LINE CONVEX TO THE NORTHWEST; THENCE NORTHEASTERLY ALONG SAID CURVED LINE WITH A RADIUS OF 359.26 FEET A DISTANCE OF 328.02 FEET TO ITS POINT OF TANGENCY ON THE SOUTH LINE OF THE NORTH 697.44 FEET OF THE SOUTHEAST QUARTER (1/4) OF SECTION 23 AFORESAID; THENCE SOUTH 89 DEGREES 50 MINUTES 30 SECONDS EAST ALONG SAID SOUTH LINE 195.27 FEET TO THE WEST LINE OF THE EAST 33 FEET OF THE SOUTHEAST QUARTER (1/4) OF SAID SECTION 23; THENCE NORTH 0 DEGREES 02 MINUTES 30 SECONDS

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EAST 322 FEET ALONG THE LAST DESCRIBED LINE TO THE PLACE OF BEGINNING, IN COOK COUNTY, ILLINOIS.

PARCELS 1 AND 2, TAKEN AS A TRACT, ALSO DESCRIBED AS FOLLOWS:

THAT PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 23, TOWNSHIP 40 NORTH, RANGE 13, EAST OF THE THIRD PRINCIPAL MERIDIAN DESCRIBED AS FOLLOWS: BEGINNING AT A POINT 33.00 FEET SOUTH OF THE NORTH LINE OF SAID NORTHEAST QUARTER OF THE SOUTHEAST QUARTER AND 814.72 FEET EAST OF THE WEST LINE OF SAID QUARTER QUARTER SECTION, BEING ALSO THE SOUTHEAST CORNER OF N. SPAULDING AVENUE AND ADDISON STREET; THENCE SOUTH 89 DEGREES, 50 MINUTES, 30 SECONDS EAST. ALONG THE SOUTH LINE OF SAID ADDISON STREET, 227.34 FEET TO THE SOUTHWESTERLY LINE OF N. ELSTON AVENUE; THENCE SOUTH 46 DEGREES, 14 MINUTES, 36 SECONDS EAST, ALONG THE SOUTHWESTERLY LINE OF ELSTON AVENUE, 355.17 FEET TO THE WEST LINE OF N. KEDZIE AVENUE; THENCE SOUTH 00 DEGREES, 02 MINUTES, 30 SECONDS WEST, ALONG THE WEST LINE OF N. KEDZIE AVENUE, 419.52 FEET TO THE SOUTH LINE OF THE NORTH 697.44 FEET OF SAID QUARTER QUARTER SECTION; THENCE NORTH 89 DEGREES, 50 MINUTES, 30 SECONDS WEST, ALONG THE SOUTH LINE OF THE NORTH 697.44 FEET, A DISTANCE OF 195.27 FEET TO A POINT OF CURVE; THENCE SOUTHWESTERLY, ALONG A CURVE CONCAVE SOUTHEASTERLY, HAVING A RADIUS OF 359.26 FEET AND A CHORD BEARING SOUTH 64 DEGREES, 00 MINUTES, 06 SECONDS WEST, AN ARC DISTANCE OF 328.02 FEET; THENCE NORTH 31 DEGREES, 23 MINUTES, 45 SECONDS WEST, 190.30 FEET TO A POINT OF CURVE; THENCE NORTHEASTERLY, ALONG A CURVE CONCAVE NORTHWESTERLY, HAVING A RADIUS OF 368.76 FEET AND A CHORD BEARING NORTH 25 DEGREES, 22 MINUTES, 21 SECONDS EAST, AN ARC DISTANCE OF 76.57 FEET; THENCE NORTH 19 DEGREES, 29 MINUTES, 34 SECONDS EAST, 63.34 FEET TO A POINT ON A LINE 971.72 FEET EAST OF THE WEST LINE OF THE AFORESAID QUARTER QUARTER SECTION; THENCE NORTH 00 DEGREES, 02 MINUTES, 30 SECONDS EAST, ALONG SAID LINE BEING 971.72 FEET EAST AND PARALLEL WITH THE WEST LINE OF SAID QUARTER QUARTER SECTION, 24.44 FEET TO THE SOUTH LINE OF THE NORTH 521.00 FEET OF SAID QUARTER QUARTER SECTION; THENCE NORTH 89 DEGREES, 50 MINUTES, 30 SECONDS WEST, ALONG SAID SOUTH LINE, 21.16 FEET; THENCE NORTH 06 DEGREES, 24 MINUTES, 33 SECONDS EAST, 37.49 FEET TO A POINT ON A LINE 954.72 FEET EAST OF THE WEST LINE OF SAID QUARTER QUARTER SECTION; THENCE NORTH 00 DEGREES, 02 MINUTES, 30 SECONDS EAST, ALONG SAID LINE BEING 954.72 FEET EAST, 108.29 FEET TO THE SOUTH LINE OF THE NORTH 375.44 FEET OF SAID QUARTER QUARTER SECTION; THENCE NORTH 89 DEGREES, 50 MINUTES, 30 SECONDS WEST, ALONG SAID SOUTH LINE, 140.00 FEET TO THE EAST LINE OF SPAULDING AVENUE BEING A LINE 814.72 FEET EAST OF THE WEST LINE OF SAID QUARTER QUARTER SECTION; THENCE NORTH 00 DEGREES, 02 MINUTES, 30 SECONDS EAST, ALONG SAID EAST LINE OF SPAULDING AVENUE, 342.44 FEET TO THE POINT OF
BEGINNING, IN COOK COUNTY, ILLINOIS.

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Exhibit B
Project: ________________ Shopping Center, ____________, _________________
TENANT ESTOPPEL CERTIFICATE
Tenant:
Lease dated: __________________________________
1. Amendments dated: _____________________________________________
Premises: ________________ s.f.         Monthly fixed rent: $___________________
Lease Term: Commenced ________________________ and will expire on ___________________
As of the date hereof, the undersigned Tenant under the above-referenced Lease, certifies to _______________________ (“Prospective Buyer”) and                      (“Lender”), and their respective successors and/or assigns as follows with respect to the Lease:

1. The Lease is in full force and effect and that there are no defaults thereunder or any conditions which with only the passage of time or giving of notice or both would become a default under the terms of the Lease. Except as expressly disclosed in the Lease, Tenant has not entered into any other agreement (written or oral) with Landlord or any affiliates of Landlord, including but not limited to, any agreements regarding terminating the Lease, waiving or abatement of rent, providing loans or other assistance to Tenant or any affiliate thereof, or paying any incentives to Tenant or any affiliate thereof for entering in to the Lease (other than as set forth in the Lease).
2. The fixed monthly rent shown above has been paid through _______________________________.
3. No rents have been prepaid except as provided by the Lease, but in no event have rents been paid more than thirty (30) days in advance and that there are no offsets or credits against future accruing rents.
4. All additional charges (rent or otherwise [i.e., taxes, insurance and common area maintenance]) payable under the terms of the Lease in the amount of $______________ has been paid through _________________.
5. The Lease contains __________ (_____), ___________ (________) year options(s) to renew on the terms and conditions described below:                                 .
6. Any tenant construction allowances or other amounts payable by the Landlord under the Lease have been paid.
7. The amount of security deposit made with the Lease is $___________________.
8. Tenant has no option or right to purchase the Premises or any part thereof.
9. There has not been filed by or against, nor is there threatened against or contemplated by Tenant, a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or the debtor relief laws of any state or any other action brought under such bankruptcy or debtor relief laws.
10. The improvements and space required to be furnished according to the Lease have been duly delivered by Landlord and accepted by Tenant.
11. The undersigned has not entered into any sublease, assignment or other agreement transferring any of its interest in the Lease or the Premises.
12. Address for notices to Tenant under the Lease:
The undersigned understands and acknowledges that Prospective Buyer will rely on this Estoppel Certificate in acquiring the Project and that Lender will rely on this Estoppel Certificate in making a mortgage loan to Prospective Buyer.

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TENANT:

By:
Name:
Title:
Date:

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Exhibit C
Survey Standards
2016 ALTA/NSPS Land Title Survey minimum standard detail requirements (including Table A items 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(a), 11, 13, 14, 16, 19 (graphically depicted), and 20, and certified to Seller, Buyer, Buyer’s lender (if any) and Title Company) prepared by licensed surveyor.
Legal description identical to legal in Title Commitment.

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Exhibit D
List of Due Diligence Documents to be Delivered to Buyer if in Seller’s Possession and Control

1.	Copies of all lease and sublease documents

2.	Tenant reconciliations for the last two years

3.	Existing title policies and underlying documents

4.	Existing survey

5.	Most recent Phase I Environmental Site Assessment

6.	Real Estate Tax Bills for the current year and preceding two years

7.	Landlord’s Certificates of Insurance

8.	Copies of engineer reports

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Exhibit E
Form of Buyer’s Letter of Credit

[Attached]

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Wells Fargo Bank, N.A.
U.S. Trade Services
Standby Letters of Credit
794 Davis Street, 2nd Floor
MAC A0283-023,
San Leandro, CA 94577-6922
Phone: 1(800) 798-2815 Option 1
E-Mail: sftrade@wellsfargo.com

Irrevocable Standby Letter Of Credit

Number: [XXX] **Issue Date:** [XXX]

BENEFICIARY	APPLICANT
[redacted]	RREEF AMERICA LLC 101 CALIFORNIA ST. - 24TH FL SAN FRANCISCO, CALIFORNIA 94111

COPY

LETTER OF CREDIT ISSUE AMOUNT USD [XXX] EXPIRY DATE [XXX]

LADIES AND GENTLEMEN:

AT THE REQUEST AND FOR THE ACCOUNT OF THE ABOVE REFERENCED APPLICANT, WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR IN THE AMOUNT OF [XXX] (US $[XXX]) AVAILABLE WITH US AT OUR ABOVE OFFICE BY PAYMENT AGAINST PRESENTATION OF THE FOLLOWING DOCUMENTS:

1. A DRAFT DRAWN ON US AT SIGHT MARKED "DRAWN UNDER WELLS FARGO BANK, N.A. STANDBY LETTER OF CREDIT NO. [XXX]."

2. THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND ANY AMENDMENTS THERETO.

3. BENEFICIARY'S SIGNED AND DATED STATEMENT WORDED AS FOLLOWS:
"THE UNDERSIGNED, AN AUTHORIZED REPRESENTATIVE OF FIRST AMERICAN TITLE COMPANY ("TITLE COMPANY"), HEREBY CERTIFIES THAT THE TITLE COMPANY IS ENTITLED TO DRAW DOWN THE AMOUNT OF THE ACCOMPANYING DRAFT UNDER WELLS FARGO BANK LETTER OF CREDIT NUMBER [XXX] PURSUANT TO THE EARNEST MONEY DEPOSIT FOR ACQUISITION OF REAL PROPERTY PURSUANT TO PURCHASE AND SALE AGREEMENT BY AND BETWEEN [XXX] AND RREEF AMERICA LLC."

ONLY ONE DRAFT MAY BE DRAWN AND PRESENTED UNDER THE CREDIT AND SUCH DRAFT MUST BE FOR THE FULL AMOUNT OF THE LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING THE DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO AN ACCOUNT WITH US OR AT ANOTHER BANK, WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS AS THAT OF THE BENEFICIARY'S WITHOUT ANY FURTHER VALIDATION.

Page 1 of 2

Each page of this document is an integral part
of this Irrevocable Standby Letter of Credit Number [XXX]

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Exhibit F
Rent Roll

[Attached]

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Exhibit G
Know Your Customer Form

Intentionally omitted.

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Exhibit H
Form of Audit Letter

KPMG LLP
55 Second Street
San Francisco, CA 94105

XXXX XX, 201X

Ladies and Gentlemen:

We are providing this letter in connection with the underlying financial information related to the audit of the Historical Summary of Gross Income and Direct Operating Expenses (“Historical Summary”) of                  (the “Property”) for the year ended December 31, 201_ for the purpose of expressing an audit opinion.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit relating only and specifically to the Property:

1.    We have made available to you the financial records of the Property and related data (collectively, “Financial Information”) which we are required to deliver to ____________________________ (“Purchaser”) or you pursuant to that certain Agreement of Purchase and Sale (“Agreement”) for the Property dated __________, 201__, by and between the undersigned, as seller (“Seller”), and Purchaser, as purchaser (as amended and assigned).

2.    The Financial Information is true, accurate, correct and complete in all material respects.

3.    We acknowledge our responsibility for the design and implementation of programs and controls to prevent, deter and detect fraud. We understand that the term “fraud” includes misstatements arising from fraudulent financial reporting and misstatements arising from misappropriation of assets.

4.     We have no knowledge of any fraud or suspected fraud affecting the undersigned involving:

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a.    Management, or

b.    Employees who have significant roles in internal control over financial reporting.

5.    We have no knowledge of any allegations of fraud or suspected fraud affecting the Seller received in communications from employees or former employees.

6.    We have no knowledge of any officer or director of the Seller, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead you during your audit of the Property.

7.    To the best of our knowledge, the Seller has complied with all aspects of contractual agreements that would have a material effect on the Financial Information in the event of noncompliance.

8.    All income from operating leases is included as gross income in the Financial Information. No other forms of revenue are included in the Financial Information except as shown in the Financial Information.

Further, we confirm that we have made available to you the Financial Information as required in the Agreement for the year ended December 31, 201X in conformity with the accrual basis method of accounting

Very truly yours,

_______________________, a__________________________ By: Name: _____________________ Title: _____________________

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Exhibit I

EARNEST MONEY ESCROW INSTRUCTIONS
This Agreement (this “Agreement”) is entered into as of this      day of               , 2018 by and between IRC ELSTON PLAZA, L.L.C., a Delaware limited liability company (“Seller”), and RREEF AMERICA L.L.C., a Delaware limited liability company (“Buyer”), and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”).
RECITALS:
A.WHEREAS, Seller and Buyer have entered into that certain Agreement of Purchase and Sale on or about the date hereof (the “Purchase Contract”), whereby Seller agreed to sell and Buyer agreed to purchase certain real property located in Chicago, Illinois, more particularly described therein (the “Property”);
B.WHEREAS, the Purchase Contract obligates Buyer to deposit a letter of credit (the “Letter of Credit”) in the sum of $500,000.00 with the Escrow Agent within two (2) business days after the Effective Date of the Purchase Contract to secure its obligations under the Purchase Contract, the Letter of Credit to be replaced by the Cash Deposit (as hereinafter defined), if the Purchase Contract is not terminated in accordance with Section 3 thereof prior to the expiration of the Due Diligence Period (the Letter of Credit and the Cash Deposit, together with any interest earned on the Cash Deposit, shall be referred to herein as the “Deposit”); and
C.WHEREAS, the parties now desire to set forth the terms and conditions of the Escrow.
NOW THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENTS:
1.    The parties agree that the Cash Deposit will be placed in an interest-bearing escrow account or other interest bearing instrument which Buyer may elect from among those offered by Escrow Agent. Any interest earned on the Cash Deposit, less investment fees, shall be deemed to be part of the Deposit. All checks, money orders or drafts will be processed for collection in the normal course of business. Escrow Agent may initially deposit such funds in its custodial or escrow accounts which may result in the funds being commingled with escrow funds of others for a time; however, as soon as the Cash Deposit has been credited as collected funds to Escrow Agent’s account, then Escrow Agent shall immediately deposit the Cash Deposit into an interest bearing account with any reputable trust company, bank, savings bank, savings association, or other financial services entity approved by Seller and Buyer. Deposits held by Escrow Agent shall be subject to the provisions of applicable state statutes governing unclaimed property. Seller and Buyer will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to this account. Seller and Buyer do hereby certify that each is aware that the Federal Deposit Insurance Corporation coverages apply to a maximum legally specified maximum

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amount per depositor. Further, Seller and Buyer understand that Escrow Agent assumes no responsibility for, nor will Seller or Buyer hold same liable for any loss occurring which arises from a situation or event under the Federal Deposit Insurance Corporation coverages.
All interest will accrue to and be reported to the Internal Revenue Service for the account of Buyer, as set forth below:

Name:        RREEF America L.L.C.
Address:    222 S. Riverside Plaza, Fl. 26
Chicago, IL 60606
Attention: Peter Heigl
Email: peter.heigl@dws.com

Tax Identification or Social Security No.:

Escrow Agent shall not be responsible for any penalties, or loss of principal or interest, or any delays in the withdrawal of the funds which may be imposed by the depository institution as a result of the making or redeeming of the investment pursuant to Seller and Buyer instructions.

2.    In the event Buyer terminates the Purchase Contract pursuant to Section 3 thereof on or before the end of the Due Diligence Period, Escrow Agent shall upon the written request of Buyer deliver the Deposit to Buyer and notify Seller of such disbursement. Any request from Buyer received by Escrow Agent to return the Deposit to Buyer on or before the expiration of the Due Diligence Period shall constitute Buyer’s election to terminate the Purchase Contract pursuant to Section 3 of the Purchase Contract. Buyer shall send a copy of any such request to Seller simultaneously with delivery of such request to Escrow Agent. If the Purchase Contract is not terminated by Buyer pursuant to Section 3 of the Purchase Contract, Buyer shall replace the Letter of Credit with cash in the amount of $1,000,000.00 (the “Cash Deposit”) within one (1) business day of the expiration of the Due Diligence Period, then upon Escrow Agent’s receipt of the Cash Deposit, the Letter of Credit shall be returned to Buyer. Escrow Agent shall, no later than two (2) business days prior to the expiry date of the Letter of Credit, draw down the face amount thereof and hold the proceeds as the Deposit in accordance herewith. In the event Buyer fails to replace the Letter of Credit with the Cash Deposit within one (1) business day of the expiration of the Due Diligence Period, the Escrow Agent shall notify the parties of such default by Buyer.
3.    In the event that either party delivers a request for the Deposit to Escrow Agent after the expiration of the Due Diligence Period, Escrow Agent shall notify the other party of such request and, if Escrow Agent does not receive a notice from the other within seven (7) days after the Escrow Agent’s notice disputing the disbursement, Escrow Agent shall disburse the Deposit in accordance with the request. In the event that any party hereto timely delivers a notice to the other parties hereto disputing a disbursement request (except that Seller shall not have the right to dispute a disbursement request made by Buyer on or prior to the expiration of the Due Diligence Period), Escrow Agent shall continue to hold such disputed funds until Escrow Agent shall receive a joint order from Buyer and Seller requesting such disbursement or Escrow Agent shall receive an order, judgment or decree of any court ordering disbursement. In the event that Escrow Agent complies with any orders, judgments or decrees issued or entered by any court, Escrow Agent shall not be

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liable to any of the parties hereto by reason of such compliance. In the absence of such a joint order or court order, Escrow Agent may do nothing or may commence an interpleader action as set forth in Section 4 below.

4.    Escrow Agent may pay the Deposit into a court of competent jurisdiction upon commencement by Escrow Agent of an interpleader action in such court. The costs and attorneys’ fees of Escrow Agent for such interpleader action shall be paid one-half by each of the parties.
5.    For purposes of this Agreement, notices sent by facsimile or personal delivery may be addressed as follows:

To Buyer:	RREEF America L.L.C. 222 S. Riverside Plaza, Fl. 26 Chicago, Illinois 60606 Attn: Peter Heigl Email: peter.heigl@dws.com
with a copy to:	Alston & Bird LLP 1201 W. Peachtree Street Atlanta, GA 30309 Attn: Christina Malone Email: christina.malone@alston.com
To Seller:	IRC Elston Plaza, L.L.C. c/o IRC Retail Centers LLC 814 Commerce Drive, Suite 300 Oak Brook, Illinois 60523 Attn: Joe David Email: david@ircretailcenters.com
with a copy to:	IRC Elston Plaza, L.L.C. c/o IRC Retail Centers LLC 814 Commerce Drive, Suite 300 Oak Brook, Illinois 60523 Attn: Shweta Van Beveren, Esq. Email: vanbeveren@ircretailcenters.com
To Escrow Agent	Chicago Title Insurance Company 10 South LaSalle Street, Suite 3100 Chicago, IL 60603 Attn: Katie Van Zuidam Telephone: (312) 223-2605 Email: katie.vanzuidam@ctt.com

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6.    Escrow Agent shall not charge for its services hereunder. Escrow Agent shall not be required to advance its own funds for any purpose provided that any such advance, made at its option, shall be promptly reimbursed by the party for whom it is advanced, and such optional advance shall not be an admission of liability on the part of Escrow Agent.
7.    Escrow Agent shall have only such duties as are herein specifically provided and shall incur no liability whatsoever, except for willful misconduct or gross negligence so long as Escrow Agent has acted in good faith. Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. Escrow Agent shall be fully protected in acting in accordance with any written instrument given to it hereunder and believed by it to have been signed by any proper party. In case of any suit or proceeding regarding this Escrow, to which the Escrow Agent is or may be at any time a party, it shall have a lien on the contents hereof for any and all costs, attorney’s and solicitor’s fees whether such attorney(s) or solicitor(s) shall be regularly retained or specially employed, and other expenses which it may have incurred or become liable for on account hereof, and it shall be entitled to reimburse itself therefor out of the Deposit, and the undersigned jointly and severally agree to pay to the Escrow Agent upon demand all such costs, fees and expenses so incurred.
8.    Escrow Agent shall not be liable for any loss or damage resulting from the following:

( a )    The effect of the transaction underlying this Agreement including without limitation, any defect in the title to the real estate, any failure or delay in the surrender of possession of the property, the rights or obligations of any party in possession of the property, the financial status or insolvency of any other party, and/or any misrepresentation of fact made by any other party;

( b )    The default, error, act or failure to act by any other party to the escrow;

( c )    Any loss, loss of value or impairment of funds which have been deposited in escrow while those funds are in the course of collection or while those funds are on deposit in a depository institution if such loss or loss of value or impairment results from the failure, insolvency or suspension of a depository institution;

( d )    Any defects or conditions of title to any property that is the subject of this escrow provided, however, that this limitation of liability shall not affect the liability of Chicago Title Insurance Company under any title insurance policy which it has issued or may issue. NOTE:    No title insurance liability is created by this Agreement.

( e )    Escrow Agent’s compliance with any legal process including but not limited to, subpoena, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

9.    This Agreement shall terminate upon the first to occur of (a) the disbursement by Escrow Agent of all of the Deposit; or (b) the joint written instructions of Buyer and Seller.

10.    Payment of the funds so held in escrow by the Escrow Agent, in accordance with the terms, conditions and provisions of this Agreement, shall fully and completely

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discharge and exonerate the Escrow Agent from any and all future liability or obligations of any nature or character at law or equity to the parties hereto or under this Agreement.

11.    This Agreement shall be binding upon and inure to the benefit of the parties respective successors and assigns.

12.    This Agreement shall be governed by and construed in accordance with the the laws of the state in which the Property is located.

13.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

14.    Time shall be of the essence of this Agreement and each and every term and condition hereof.

15.    In the event a dispute arises between Buyer and Seller under this Agreement, the losing party shall pay the attorney’s fees and court costs of the prevailing party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Dated: , 2018	BUYER: RREEF AMERICA L.L.C. By Name: ___________________________ Title: ____________________________

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Dated: ___________________ , 2018
SELLER:
IRC ELSTON PLAZA, L.L.C.,
a Delaware limited liability company

By: IRC Retail Centers LLC,
        a Delaware limited liability company,
        its manager

        By:_________________________________
        Name: ___________________________
        Title: ____________________________

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Dated: ___________________ , 2018	ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY By: _____________________________ Name:___________________________ Title: ____________________________

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Schedule 1

List of Service Contracts

•	Apollo Commercial Maintenance – Porter / Sweeping/ Power Wash

•	Beary Landscape Management – Landscaping

•	Call One – Fire Alarm Monitoring

•	Landscape Concepts – Irrigation Maintenance

•	McCloud Services – Pest Control

•	Murray & Trettel – Snow Accumulation Reports

•	Specialty Alarm Engineering – Fire Alarm Monitoring

•	USIA – Security

•	Valley Enterprises – Snow Removal

•	Waste Management – Scavenger

•	Weather Guidance – Weather Reporting

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Schedule 2

List of Lease Proposals

•	None.

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